Exhibit 99.1

PLUG TO BROADCAST 2024
PLUG SYMPOSIUM ON NOVEMBER 13, 2024

Public Registration Open for Digital Event

Slingerlands, N.Y., November 7, 2024 -- Plug Power Inc. (NASDAQ: PLUG), a global leader in comprehensive hydrogen solutions for the green hydrogen economy, invites the public to join the 2024 Plug Symposium, streaming live on November 13, 2024. The event, themed Plug Doing Real Things, will showcase Plug’s advancements in real-world applications driving the green hydrogen economy.

Register to Stream the Event:

●	Date: November 13, 2024
●	Program Time: 9:00 am - 1:00 pm ET
●	Register here: https://event.on24.com/wcc/r/4709318/2EB78C1AF5AAF63684C7F1DF68A30983?partnerref=CorpHomePage

Participants can also register directly via the Plug Power website at www.plugpower.com. For those unable to stream the live broadcast, a replay of the 2024 Plug Symposium will be available for a limited time after the event concludes.

About Plug

Plug is building an end-to-end green hydrogen ecosystem, from production, storage, and delivery to energy generation, to help its customers meet their business goals and decarbonize the economy. In creating the first commercially viable market for hydrogen fuel cell technology, the company has deployed more than 69,000 fuel cell systems and over 250 fueling stations, more than anyone else in the world, and is the largest buyer of liquid hydrogen.

With plans to operate a green hydrogen highway across North America and Europe, Plug built a state-of-the-art Gigafactory to produce electrolyzers and fuel cells and is developing multiple green hydrogen production plants targeting commercial operation by year-end 2028. Plug delivers its green hydrogen solutions directly to its customers and through joint venture partners into multiple environments, including material handling, e-mobility, power generation, and industrial applications.

For more information, visit www.plugpower.com.

SOURCE: PLUG POWER

Plug Media Contact

Fatimah Nouilati

Allison

PlugPR@allisonworldwide.com